SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                       Commission File Number:  000-28429

                               EWORLD TRAVEL CORP.

Nevada                                                                68-0423301
(Jurisdiction  of  Incorporation)        (I.R.S.  Employer  Identification  No.)


34700  Pacific  Coast  Highway,  Suite  303,  Capistrano  Beach  CA        92624
(Address of principal executive offices)                              (Zip Code)

----------------------------------------
Service Provider.   # Shares  $    Value
----------------------------------------
William Stocker .  1,500,000   37,500.00
Karl E. Rodriguez  1,500,000   37,500.00
----------------------------------------


                               (Agent for Service)

                                 William Stocker
                                 Attorney at Law
                     34700 Pacific Coast Highway, Suite 303
                            Capistrano Beach CA 92624
                    phone (949) 248-9561  fax (949) 248-1688



                                 April 23, 2001

                       CALCULATION OF REGISTRATION FEE (1)


-------------------------------------------------------------------------------
Title of Securities to.  Amount to be    Proposed    Proposed    Amount of
be Registered . . . . .  Registered      Maximum     Maximum     Registration
                         Offering Price  Aggregate   Fee
                         per Unit        Offering
                         Price
------------------------------------------------------------------------------
Common Stock. . . . . .  3,000,000       $    0.025   $75,000.00  $      19.80
0.001 par value. . .  .  shares          per share
------------------------------------------------------------------------------


1 The securities of this Issuer are listed and trading on the OTCBB Bulletin Board. The price is determined accordingly at the mutually acceptable price at discount from the current bid price, due to a number of market factors, including the lack of trading volume, corporate liquidity, and others.

                                        1


                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE. The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

     (a) The Registrant's Form 10-SB containing Audited Financial Statements for the Registrant's last fiscal year;

     (b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

     (c) The Issuer's Common Equity Voting Stock ( Common Stock ) Registered under 12(g) of the 1934 Act, as described in Form 10-SB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Nevada a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. A limited market presently exists for the securities of this Issuer.

ITEM  4.  DESCRIPTION  OF  SECURITIES.  Not  Applicable.  See  Item  3(c).

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.  Counselors  are  Service
Providers.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS. There is no provision in the Articles of Incorporation or the By-Laws, nor any Resolution of the Board of Directors, providing for indemnification of Officers or Directors. We are aware of certain provision of the Nevada Corporate Law which affects indemnity of Officers or Directors.

      NRS 78.7502 provides for mandatory indemnification of officers, directors, employees and agents, substantially as follows: the corporation shall indemnify a director, officer, employee or agent of a corporation; to the extent that he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, in which he or she had no reasonable cause to believe his or her conduct was unlawful.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED. Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

ITEM 8. EXHIBITS. Exhibit 1 hereto is an Opinion of Counsel respecting the legality of the issuance of the securities covered by this Registration Statement. Counsel also treats the following facts: the Financial Services Agreement is not a qualified plan of any kind or sort. Receipt of the Securities covered by this Registration Statement will be treated as the equivalent of cash received for services as ordinary income. The Securities are issued in compensation for services at the rate of $0.025 per share for $75,000.00 of services performed.

     Exhibit  2  hereto  are  Corporate  Minutes.

     Exhibit  3  hereto  is  Invoice  for  services  to be compensated in stock.

                                        2


ITEM  9.  UNDERTAKINGS.  Not  Applicable.

                                   SIGNATURES

          The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                               EWORLD TRAVEL CORP.

                              Dated: April 23, 2001
                                       by


/s/Gerald Yakimishyn          /s/Kirt W. James
   Gerald  Yakimishyn            Kirt  W.  James
   president/director            secretary/director

                                        3


--------------------------------------------------------------------------------
                                    EXHIBIT 1

                               OPINIONS OF COUNSEL
--------------------------------------------------------------------------------

                                        4


                                 LAW OFFICES OF
                                 William Stocker
                   34700  Pacific  Coast Highway,  Suite  303
                            Capistrano Beach CA 92624
              phone  (949)  248-9561      fax  (949)  248-1688


                                 April 23, 2001

To  the  President  and  the
Board  of  Directors
eWorld  Travel  Corp.
34700  Pacific  Coast  Highway,  Suite  303,
Capistrano  Beach  CA  92624     re:  Opinion  of  Special  Counsel

     Dear  President  &  Board  of  Directors:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the amount of $37,500.00 in the form of 1,500,000 shares of common stock to be registered thereby. It has been fully disclosed that I am Special Secutities Counsel for this Issuer, and General Counsel for Intrepid International, Ltd., some of whose personnel, including myself are service providers to the Issuer.

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is Registered pursuant to 12(g) of the Securities Exchange Act of 1934.

      It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. The Financial Services Agreement is not a qualified plan of any kind or sort and is not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the rate of $0.025 per share for services performed.


----------------------------------------
Service Provider.   # Shares  $    Value
----------------------------------------
Karl E. Rodriguez  1,500,000   37,500.00
----------------------------------------



 These services were duly invoiced pursuant to an agreed time-fee agreement, and none of the services billed or performed were direct or indirect commissions or compensation for raising funds for the Issuer, or for maintaining any market in securities of the Issuer.

     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

     I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

                                Very Truly Yours,

                               /s/William Stocker
                                 William Stocker
                           special securities counsel

                                        5


                             Karl E. Rodriguez Ltd.

                           a professional corporation


The  Security  Center                             34700  Pacific  Coast  Highway
147  Carondelet  Street,  #1105                   Suite  303
New  Orleans  LA  70130                           Capistrano  Beach  CA  92624
phone  (504)  522-9243  x  243                    phone  (949)  248-9561
fax   (504)  464-2643                             fax  (949)  248-1688


                                 April 23, 2001
To  the  President  and  the
Board  of  Directors
eWorld  Travel  Corp.
34700  Pacific  Coast  Highway,  Suite  303,
Capistrano  Beach  CA  92624              re:  Opinion  of  Special  Counsel

     Dear  President  &  Board  of  Directors:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the amount of $37,500.00 in the form of 1,500,000 shares of common stock to be registered thereby. It has been fully disclosed that I am Special Secutities Counsel for this Issuer, and General Counsel for Intrepid International, Ltd., some of whose personnel, including myself are service providers to the Issuer.

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is Registered pursuant to section 12(g) of the Securities Exchange Act of 1934.

      It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. The Financial Services Agreement is not a qualified plan of any kind or sort and is not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the rate of $0.025 per share for services performed.

---------------------------------------
Service Provider   # Shares  $    Value
---------------------------------------
William Stocker.  1,500,000   37,500.00
---------------------------------------


These services were duly invoiced pursuant to an agreed time-fee agreement, and none of the services billed or performed were direct or indirect commissions or compensation for raising funds for the Issuer, or for maintaining any market in securities of the Issuer.

     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

     I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

                                Very Truly Yours,

                              /s/Karl E. Rodriguez
                                Karl E. Rodriguez
                                 special counsel

                                        6


--------------------------------------------------------------------------------
                                    EXHIBIT 2

                                CORPORATE MINUTES
--------------------------------------------------------------------------------

                                        7


                               EWORLD TRAVEL CORP.
                              A NEVADA CORPORATION

                        MINUTES OF THE BOARD OF DIRECTORS

                                 April 23, 2001

     THE MEETING WAS HELD pursuant to waiver of Notice. Directors present were Gerald Yakimishyn and Kirt W. James.

     THE  BOARD  DISCUSSED  issues  of  compensation  for our service providers.

     THE FOLLOWING ACTION WAS RESOLVED AND TAKEN: The Officers are empowered and directed to issue shares for services, at $0.025, to be Registered pursuant to 5 of the Securities Act of 1933, on Form S-8: as follows:

----------------------------------------
Service Provider.   # Shares  $    Value
----------------------------------------
William Stocker .  1,500,000   37,500.00
Karl E. Rodriguez  1,500,000   37,500.00
----------------------------------------



     THERE  BEING  NO  FURTHER  BUSINESS,  the  meeting  was  adjourned.

     THE UNDERSIGNED DIRECTORS hereby Acknowledge or Waive Notice of this Meeting and Approve the foregoing Minutes of the Board.




/s/Gerald  Yakimishyn     /s/Kirt  W.  James
   Gerald  Yakimishyn        Kirt  W.  James

                                        8


--------------------------------------------------------------------------------
                                    EXHIBIT 3

                           INVOICE OF SERVICE PROVIDER
--------------------------------------------------------------------------------

                                        9


Intrepid International, S.A.                                  INVOICE
P.O. Box 8807
Panama 5, Panama
Tel: 507-263-8555
Fax: 507-263-8051

Client name: eWorld Travel
             34700 Pacific Coast Highway,
             Capistrano Beach, CA 92624
             Tel: 949-248-8933

--------------------------------------------------------------------------------
Consultant                Hours    Rate      Start/End Date        Amount
--------------------------------------------------------------------------------

Karl E. Rodriguez                          12-10-98/4-23-01         37,500.00

William Stocker                            12-10-98/4-23-01         37,500.00

                                          -------------------------------------
                                          Total Activity Cost     $ 75,000.00
                                          =====================================



                                       10